1MAGE SOFTWARE, INC.
                             DAVID R. DEYOUNG
                           EMPLOYMENT AGREEMENT
                              1 NOVEMBER 1999


This agreement made as of the 1st day of November, 1999, by and between 1MAGE Software, Inc., (ISI), located at 6025 S. Quebec St. Englewood, Colorado and David R. DeYoung (Employee).

                                 RECITALS

WHEREAS, ISI desires to assure itself of the service of Employee and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth and
WHEREAS, Employee is desirous of entering into such a contract of employment on the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth, the parties hereto agree as follows:

1. EMPLOYMENT. ISI hereby employs Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth. Although ISI may not and does not legally bind itself that Employee shall have the title of President and CEO, the Board which has authorized this Agreement has elected him to that office to serve in accordance with the Company's Bylaws, and it is the present intention of the Board to retain and continue him in that position.

2. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date of this Agreement and shall terminate on October 31, 2002. This Agreement can thereafter be modified annually by mutual consent of both parties.

3.   COMPENSATION.
     a. SALARY. For all services rendered by this Agreement, Company will pay Employee an annual salary of One Hundred Thirty Eight Thousand Dollars ($138,000), such salary to be paid in equal amounts in accordance with ISI's payroll policy. This salary may be adjusted from time to time by mutual agreement on the basis of the value of Employee's services to Company and for unusual absences from duty because of illness, accident, or time spent in other activities on leaves of absence; and any such adjustments may increase or decrease said annual salary.

     b. BONUS. Employee will be paid a quarterly bonus based on the financial performance of the Company. This bonus will be paid at the rate of 5% of the Company's accumulative pre-tax profit. The bonus will be adjusted for bonus amounts paid in prior quarters of the same fiscal year. An additional, annual bonus may be paid to the Employee, based on the performance of the Company and at the discretion of the Board of Directors.

     c. INCENTIVE OPTIONS. Upon the authorization of this agreement, the Board will grant Employee options to purchase 60,000 shares under the current equity incentive plan, with the strike price being the FMV of the stock as of the date of grant. The options are to vest immediately.

     d. PRE-EMPTIVE OPTIONS. The Board shall grant a sufficient number of ten year options to the Employee under the Equity Incentive Plan or otherwise as are necessary to permit him to retain the same percentage of beneficial ownership interest in ISI as he held on December 31, 1998.

4. EXPENSES. ISI shall reimburse Employee for all business expenses incurred in pursuit of the business of ISI, upon presentation by the Employee from time to time of an itemized account of such expenditures in accordance with the standard policies of ISI.

5. VACATION. Employee shall be entitled each year to a vacation of six weeks, which shall be taken on a pre-scheduled basis.

6. FRINGE BENEFITS. ISI shall pay for the Employee in the regular fringe benefit plan available to ISI employees, including medical, disability, and life insurance. Benefits incurred during the previous term of the previous Employment Agreement will not be reduced by this Agreement.

7. EXTENT OF SERVICES. Employee shall devote his time, attention and energies to managing ISI and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage; but this shall not be construed as preventing the Employee from investing his assets in such form or manner as will not require substantial service on the part of the Employee in the operation of the affairs of the companies in which investments are made.

8. DUTY OF LOYALTY. During the term of employment under this Agreement and thereafter, Employee will neither disclose any confidential information as to ISI nor at any time remove or retain without Company's express consent any figures, calculations, letters, papers, or other confidential information of any type or description. Furthermore, Employee binds himself to the terms of the ISI standard agreement relating to protection of trade secrets.

9. DEATH DURING EMPLOYMENT. Should Employee die during the term of his employment, ISI shall pay to the estate of the Employee the compensation, which would otherwise be payable to the Employee for six months after the date on which his death occurs. In addition, all bonuses earned prior to Employee's date of death shall be paid to Employee's estate.

10.  TERMINATION OTHER THAN BY DEATH.
     a. Employment under this Agreement will terminate for reasons other than death of Employee upon the first of the following events to occur:
          i.    in the absence of any breach, upon not less than sixty
     (60) days' written notice by either party to the other party or
          ii. upon not less than three (3) days' written notice by the non-breaching party to the other party upon any breach of any of the obligations provided herein.

     b.   For purposes of clause 10.a.ii,
          i. breach by Employee will include, but not be limited to: failure to perform duties or refusal to obey legal direction or instruction of the Board, substance abuse (including any use of an illegal substance), dishonesty, acts of moral turpitude, fraud, defalcation, and illegal acts and
          ii. breach by Company will include, but not be limited to: failure to pay Employee as agreed and knowingly issuing illegal instructions or directions to Employee.

11. RIGHTS UPON TERMINATION.
     a.    In the event employment under this Agreement is terminated:
          i. by the Company pursuant to the terms of clause 10.a.i, or by Employee pursuant to clause 10.a.ii, the Company will pay Employee as liquidated damages the greater of (A) that pro rata portion remaining under this Agreement based on Employee's annual salary as set out herein or (B) one year's cash compensation (salary and bonus) or
          ii. by Employee pursuant to the terms of clause 10.a.i, above, or by the Company pursuant to clause 10.a.ii, above, the Company will pay Employee that pro rata portion of Employee's annual salary up to and including the date of termination of employment.

     b. For all purposes of this section 11, the term "salary" will include accrued and un-forfeited but unpaid vacation, but exclude unused sick leave. In any event, reimbursable expenses will be paid up through the date of termination in accordance with the provisions of paragraph 4, above.
     c.    In the circumstances of clause 11.a.i,
          i. all incentive compensation and bonus compensation established by a written plan is to continue through the full term of employment under this Agreement and
          ii. the Employee shall receive immediate vesting of any and all outstanding options and warrants, which shall remain exercisable by Employee for a period of twelve months from the effective date of termination. In the circumstances of clause 11.a.ii, all incentive and bonus compensation is to terminate as of the first day of the month following the date of termination.

     d. Notwithstanding the foregoing, should termination occur within two years of a change in control of ISI, such termination will be treated as having been by the Company pursuant to the terms of clause 10.a.i, regardless of the actual circumstances of termination.

     e. Termination pursuant to Section 12 will be treated as having been by the Employee pursuant to the terms of clause 10.a.i, regardless of the actual circumstances of termination.

12. DISABILITY. Should Employee become Disabled during the term of employment, Employee's base salary and other benefits shall continue at the same rate and in the same manner as on the date of such disability. Should Employee remain disabled for six consecutive months, the Company, at its option, may thereafter, upon written notice to Employee or Employee's personal representative, terminate the employment, subject, however, to Employee's right to receive disability benefits under the Company's general employee disability insurance policy and under any supplemental disability policy provided to Employee. If Employee receives any disability payments from any insurance policies paid for by the Company, the annual base salary, the severance amount, and bonuses due to Employee hereunder shall be reduced by the amount of any payments received by Employee from such disability insurance policies.

13. NOTICES. Any notice required or permitted to this Agreement must be in writing and delivered by certified US mail to the parties of this Agreement.

14. WAIVER OF BREACH. The waiver by ISI of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

15. ASSIGNMENT. The rights and obligations of ISI under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of ISI. The rights and obligations of the Employee under its Agreement shall inure to the benefit of and shall be binding upon the Employee's heirs, successors, and assigns, except that Employee's obligation to perform such further services and rights to receive payment therefore are expressly declared to be non-assignable and non-transferable.

16. SEVERABILITY. Should any part of this agreement be found by a Court of competent jurisdiction to be void or against public policy, such part is to be deleted; but the contract, as so amended, is to remain in full force and effect.

17. ARBITRATION. If any controversy or claim arising out of this contract cannot be settled by the parties, the controversy or claim must be submitted to mediation under the Mediation Rules of the Judicial Arbiter Group of Denver, Colorado (JAG). Should the mediation not be successful in resolving the issue, the matter will be submitted to arbitration in accordance with the rules of the JAG then in effect (as modified herein). The discovery rules, including sanctions, of the Federal Rules of Civil Procedure are to be applied in any such arbitration, modified as may be necessary in the opinion of the arbitrator(s) to give effect to the JAG rules governing timeliness.

18. ENTIRE AGREEMENT. This instrument contains the entire Agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


IN WITNESS WHEREOF, the parties have executed this agreement on this 1st day of October 1999.


EMPLOYEE:                               1MAGE SOFTWARE, INC.



/s/David R. DeYoung                     /s/Mary Anne DeYoung
David R. DeYoung, individually          Mary Anne DeYoung, Vice-President

                                        ATTEST:


                                        /s/Robert Wiegand II
                                        Robert Wiegand II, Secretary

RATIFIED BY THE COMPENSATION COMMITTEE:



/s/Robert Wiegand II                    /s/Richard A. Knapp
Robert Wiegand II                       Richard A. Knapp